Exhibit 99.1

FOR IMMEDIATE RELEASE
February 18, 2003

TEXAS REGIONAL BANCSHARES, INC. COMPLETES ACQUISITION OF CORPUS CHRISTI BANCSHARES, INC.

McAllen, Texas— Texas Regional Bancshares, Inc. (Nasdaq: TRBS) (“Texas Regional”), bank holding company for Texas State Bank, announced today the completion of its acquisition through merger of Corpus Christi Bancshares, Inc. (“Corpus Christi Bancshares”), effective at the close of business on February 14, 2003. Corpus Christi Bancshares is the privately held bank holding company for The First State Bank (“First State Bank”), located at 203 East Main Street, Bishop, Texas with one additional banking location in Corpus Christi, Texas. As of December 31, 2002, Corpus Christi Bancshares had total assets of $35.5 million, loans of $19.1 million, deposits of $31.0 million and shareholders’ equity of $2.8 million.

The Corpus Christi Bancshares shareholders will receive approximately 37,128 shares of Texas Regional common stock in exchange for their shares of Corpus Christi Bancshares common stock not presently owned by Texas Regional. The transaction was accounted for under the purchase method of accounting. Texas Regional already owned approximately 32% of the shares of Corpus Christi Bancshares.

Texas Regional, with more than $3.8 billion in total assets and $377 million in shareholders’ equity, expects the following benefits from the merger:

•         The acquisition of Corpus Christi Bancshares gives Texas Regional a presence in both Corpus Christi and Bishop, neither of which currently has a branch of Texas State Bank.

•         The markets served, or which could be served, by Corpus Christi Bancshares represent attractive potential due to their locations in market areas not presently served by Texas State Bank.

•         Management believes that the transaction will be accretive to Texas Regional earnings during the initial year.

OTHER INFORMATION

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through 31 full-service banking offices in the greater metropolitan areas of Corpus Christi, Houston and South Texas, including 28 in the Rio Grande Valley.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s web site at http://www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s web site can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

This document and information on Texas Regional’s web site may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from the merger with Corpus Christi Bancshares), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s web site at http://www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.